Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Closes on a Newly Constructed Class A Cold Storage Distribution Facility Leased to a National Logistics Provider

- Company has Completed $393 Million of Acquisitions in 2018 -

NEW YORK, November 19, 2018 /PRNewswire/ -- Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on the acquisition and management of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe, announced it has closed on the previously announced acquisition of a newly constructed cold storage distribution facility leased to a national logistics provider.

This newly constructed Class A distribution facility measures 606,000 square feet serves as a distribution and cold storage facility and includes a freezer, standard cooler, cold dock, dry warehouse and office/maintenance space. It also contains 105 exterior truck doors and 17 electronically operated “Rapid-Rise” overhead doors. The building is located in Romulus, Michigan, is leased to a national logistics provider for a lease term of ten years which includes annual rent escalators.

With the closing of this acquisition, GNL has closed 18 acquisitions for $393 million this year. GNL funded this transaction with a mortgage loan and cash on hand.

James Nelson, Chief Executive Officer of GNL, commented, “We are pleased to add to GNL's portfolio this class A cold storage distribution facility leased long term to a nationally recognized credit. This important acquisition meets GNL's key investment objectives and the triple net leased property serves a critical function for the tenant.”

Tenant Summary

The tenant provides supply chain management and logistics services, such as freight brokerage services, distribution center management, lead logistics, dedicated carriage and supply chain consulting. The parent of the tenant employs people across four continents and holds a Standard & Poor’s credit rating of “BBB” and a Moody’s credit rating of “Baa2.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a real estate investment trust focused on the acquisition of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

CONTACT:

Investors and Media: Email:

investorrelations@globalnetlease.com

Phone: (212) 415-6510